Exhibit 10.16

CLIMACELL INC.

January 18, 2017

Shimon Elkabetz

1 Western Avenue, 341

Boston, MA 02163

Dear Shimon Elkabetz:

On behalf of ClimaCell Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1. You will be employed to serve on a Full-Time basis as CEO, effective June 1, 2017. As CEO, you will be responsible for managing and directing the company, plus such other duties as may from time to time be assigned to you by the Company.

2. Your base salary will be $100,000 per year.

3. You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

4. You may be eligible for a maximum of 3 weeks of vacation per calendar year to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 5 days per month that you are employed during such calendar year.

5. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

6. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

7. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the board of directors, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

8. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

9. This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

Very Truly Yours,

ClimaCell Inc.

By:	/s/ Eyal Shavit
Name: Eyal Shavit
Title: Director

The foregoing correctly sets forth the terms of my employment by ClimaCell Inc

Date: January 18, 2017	/s Shimon Elkabetz
Name: Shimon Elkabetz